Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES ENGAGES CATO RESEARCH AS CONTRACT RESEARCH ORGANIZATION

NEW BRUNSWICK, N.J. (October 18, 2007) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that it has entered into a Master Services Agreement with Cato Research Ltd. (“Cato”), a contract research and development organization (“CRO”), to assist the Company in evaluating and developing the Company’s technology with the ultimate goal of initiating a Phase I clinical trial for a certain cancer.

The Company plans to use Cato’s services to assist it in completion of a preclinical animal model of the cancer target, toxicology studies, and other necessary functions to lead to the potential filing of an investigational new drug application with the U.S. Food and Drug Administration. The Company estimates that it will take approximately two years to complete these steps.

“We are pleased to have Cato Research as Senesco’s CRO,” stated Bruce Galton, the Company’s president and chief executive officer, “as Cato’s prior experience with oncology applications of gene technologies should provide us with valuable insight and guidance as we pursue our business and research plans.”

“Cato Research is committed to working with companies like Senesco.  When we partner early, as we have here, we can make a positive difference in the overall development of promising drug candidates,” said Dr. Allen Cato, M.D., Ph.D., president and chief executive officer of Cato Research.  “This master services agreement is flexible; broad based and reflects an exact fit between our company and Senesco’s innovative drug development model.”

About Cato Research Ltd.

Founded in 1988 by Dr. Allen Cato and Lynda Sutton and headquartered near Research Triangle Park, Cato Research is a privately owned full-service contract research organization providing strategic and tactical support for clients in the pharmaceutical, biotechnology, medical device, and medical diagnostic industries. With a staff of more than 300 employees located in the United States, Europe, Canada, Israel, and South Africa, Cato Research’s services range from design and management of preclinical and clinical studies to submission of regulatory documents required for marketing approval.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

 Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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